UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, Massachusetts 01720

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2015

The Annual Meeting of Stockholders of SeaChange International, Inc. (“SeaChange” or the “Company”) will be held at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720, on Wednesday, July 15, 2015 at 9:00 a.m., local time, to consider and act upon each of the following matters:

1.	To elect the nominees named in the proxy statement to the Board of Directors to serve for three-year terms as Class I Directors.

2.	To approve SeaChange’s 2015 Employee Stock Purchase Plan.

3.	To conduct an advisory vote on the compensation of the Company’s named executive officers.

4.	To ratify the appointment of the Company’s independent registered public accounting firm.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 20, 2015, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

Please call Jim Sheehan at 978-889-3064 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

David McEvoy Senior Vice President, General Counsel and Secretary

Acton, Massachusetts

May 22, 2015

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. If you are the registered holder of the shares, you may rather choose to vote via the Internet or by telephone. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed form for instructions.

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, Massachusetts 01720

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

July 15, 2015

May 22, 2015

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (the “Board”) of SeaChange International, Inc. (“SeaChange” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 15, 2015, at 9:00 a.m., local time, at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720.

Only stockholders of record as of the close of business on May 20, 2015 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof.

SeaChange is pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. We believe that this process allows SeaChange to provide its stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing its proxy materials.

As a result, SeaChange is mailing to most of its stockholders of record entitled to vote at the Annual Meeting on or about June 2, 2015, a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) instead of a paper copy of this proxy statement and SeaChange’s 2015 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The balance of SeaChange’s stockholders entitled to vote at the annual meeting will be mailed on or about June 2, 2015 a printed copy of the proxy materials together with a copy of the Notice.

Information Regarding Voting and Proxies

Stockholders may vote in one of the following three ways:

(1)	if you receive a copy of the proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail;

(2)	by completing a proxy using the toll-free telephone number listed on the proxy card or Notice; or

(3)	by completing a proxy on the Internet at the address listed on the proxy card or Notice.

Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or attending the Annual Meeting of Stockholders and voting in person. Only your latest dated proxy will count.

All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. Stockholders are being asked to vote with respect to the election of Class I Directors, to approve SeaChange’s 2015 Employee Stock Purchase Plan, an advisory vote on the compensation of the Company’s named executive officers and the ratification of the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors to serve as Class I Directors, FOR approval of SeaChange’s 2015 Employee Stock Purchase Plan, FOR approval of the compensation of the Company’s named executive officers and FOR the ratification of the selection of SeaChange’s independent registered public accounting firm.

A majority-in-interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. On all matters being submitted to stockholders at this Annual Meeting, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by SeaChange’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the SEC’s proxy rules. See “Stockholder Proposals” herein at page 10. The persons named as proxies, Anthony Dias and David McEvoy, were selected by the Board of Directors and are executive officers of SeaChange.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 20, 2015 by:

•	each person or entity who is known by SeaChange to beneficially own more than 5% of the common stock of SeaChange;

•	each of the directors of SeaChange and each of the executive officers of SeaChange named in the Summary Compensation Table on page 29; and

•	all of the directors and executive officers of SeaChange as a group.

Except for the named executive officers and directors, none of these persons or entities has a relationship with SeaChange, except as disclosed below under “Certain Relationships and Related Transactions.” Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying restricted stock units (“RSUs”), options or warrants that are exercisable by that person within sixty days of May 20, 2015. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 33,348,359 shares of SeaChange’s common stock outstanding as of May 20, 2015.

Name	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Common Stock Outstanding
Jay Samit (2)	—	*
Anthony Dias	20,024	*
David McEvoy	20,104	*
Raghu Rau(3)	1,228,132	3.7%
Mary Palermo Cotton	101,861	*
Steven Craddock	28,359	*
Thomas F. Olson	207,249	*
Edward Terino	101,361	*
Carmine Vona	104,923	*
Royce E. Wilson (4)	83,813	*
Oak Ridge Investments, LLC (5) 10 South LaSalle Street, Suite 1900 Chicago, IL 60603	2,923,110	8.8%
Royce & Associates, LLC (6) 745 Fifth Avenue New York, NY 10151	2,768,069	8.3%

Name	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Common Stock Outstanding
Pinnacle Associates, Ltd. (7) 335 Madison Avenue, Suite 1100 New York, NY 10017	2,254,080	6.8%
Dimensional Fund Advisors, LP (8) Building One 6300 Bee Cave Road Austin, TX 78746	2,252,075	6.8%
BlackRock, Inc. (9) 55 East 52nd Street New York, NY 10022	1,948,690	5.8%
Roumell Asset Management, LLC (10) 2 Wisconsin Circle, Suite 660 Chevy Chase, MD 20815	1,802,110	5.4%
Thomson, Horstmann & Bryant, Inc. (11) 501 Merritt 7 Norwalk, CT 06851	1,730,131	5.2%
FMR, LLC(12) 245 Summer Street, Boston, MA 02210	1,649,954	4.9%
All Executive Officer and Directors as a group (10 persons) (13)	1,895,826	5.7%

*	Less than 1%
(1)	Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within sixty (60) days of May 20, 2015, as follows: Mr. McEvoy, 5,000 shares; Mr. Rau, 1,024,422 shares; and Mr. Olson, 75,000 shares. Includes RSUs that will have vested within sixty (60) days of May 20, 2015, as follows: Mr. McEvoy, 2,500 RSUs.
(2)	Mr. Samit was appointed Chief Executive Officer effective October 20, 2014.
(3)	Mr. Rau resigned, effective October 20, 2014, and ceased to be an employee, executive officer, and director of SeaChange as of October 20, 2014.
(4)	Mr. Wilson was elected as a director to the Board of Directors effective February 2, 2015.
(5)	According to a Schedule 13G filed on January 12, 2015, Oak Ridge Investments, LLC may be deemed to have sole voting power with respect to 2,829,244 of the above-mentioned shares and sole dispositive power with respect to 2,923,110 of the above-mentioned shares. Oak Ridge Investments, LLC disclaims beneficial ownership of the above-mentioned shares except to the extent of its pecuniary interest therein, if any.
(6)	According to a Schedule 13G filed on January 21, 2015, Royce & Associates, LLC may be deemed to have sole voting power and dispositive power with respect to all of the above-mentioned shares.
(7)	According to an amended Schedule 13G/A filed on February 17, 2015, Pinnacle Associates, Ltd. may be deemed to have shared voting power and shared dispositive power with respect to all of the above-mentioned shares with its clients.
(8)	According to an amended Schedule 13G/A filed on February 5, 2015, Dimensional Fund Advisors LP may be deemed to have sole dispositive power with respect to all of the above-mentioned shares and sole voting power over 2,161,970 of the above-mentioned shares. Dimensional Fund Advisors LP serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and investment accounts, which own the above-mentioned shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(9)

According to an amended Schedule 13G/A filed on January 30, 2015, BlackRock, Inc. may be deemed to have sole voting power with respect to 1,863,958 of the above-mentioned shares and sole dispositive power with respect to all of the above-mentioned shares which were acquired by the following BlackRock, Inc. subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, and BlackRock Institutional Trust Company, N.A.
(10)	According to an amended Schedule 13D/A filed on January 28, 2015, Roumell Asset Management, LLC may be deemed to have (i) sole voting and sole dispositive power with respect to 626,260 of the above-mentioned shares as a result of its discretionary powers over such shares as investment advisor to the Roumell Opportunistic Value Fund and (ii) shared voting and shared dispositive power with respect to 1,175,850 of the above mentioned shares with its clients.
(11)	According to a Schedule 13G filed on January 29, 2015, Thomson, Horstmann & Bryant, Inc. may be deemed to have shared voting power with respect to 872,620 of the above mentioned shares, and sole dispositive power with respect to all of the above-mentioned shares.
(12)	According to a Schedule 13G filed on February 13, 2015, FMR, LLC and certain of its affiliated persons, including Pyramis Global Advisors (Canada) ULC, Edward C. Johnson 3d and Abigail P. Johnson, may be deemed to have sole voting and dispositive power with respect to all of the above-mentioned shares.
(13)	This group is comprised of those individuals named in the Summary Compensation Table on page 29, the remaining executive officers of SeaChange and those persons who were directors of SeaChange as of May 20, 2015. Includes an aggregate of 1,098,602 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options or will acquire upon vesting of RSUs within sixty (60) days of May 20, 2015. Includes an aggregate of 2,500 RSUs held by directors and executive officers, as a group that will have vested within sixty (60) days of May 20, 2015.

PROPOSAL NO. I

ELECTION OF DIRECTORS

SeaChange’s Board of Directors currently consists of seven members, six of whom are independent, non-employee directors. The Board of Directors is divided into three classes. Each class is elected for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years. The present term of the current Class I Directors, Messrs. Samit, Vona and Wilson, expires at the Annual Meeting. The Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Messrs. Samit, Vona and Wilson for re-election as a Class I Directors. The Board of Directors knows of no reason why either of these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person, or for fixing the number of directors at a lesser number. Messrs. Samit, Vona and Wilson have each consented to being named in this proxy statement as a nominee to be a Class I Director and to serving in that capacity, if elected.

The Board of Directors unanimously recommends a vote “FOR” the Nominees listed below.

The following table sets forth, for the Class I nominees to be elected at the Annual Meeting and each of the other current directors, the year the nominee or director was first appointed or elected a director, the principal occupation of the nominee or director during at least the past five years, any other public company boards on which the nominee or director serves or has served in the past five years, the nominee’s or director’s qualifications to serve on the Board and the age of the nominee or director. In addition, included in the information presented below is a summary of each nominee’s or director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Class I Directors (Terms Expire at 2015 Annual Meeting)

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Jay Samit (2014)

Chief Executive Officer and Director

Jay Samit, 54, became Chief Executive Officer on October 20, 2014. Mr. Samit previously held a number of senior leadership positions including President of ooVoo from May 2011 to January 2013, Chief Executive Officer of SocialVibe from October 2009 to January 2011, Chairman of Digital Containers from January 2008 to December 2009, and Executive Vice President & GM of Sony Corporation of America from June 2003 to June 2007. Mr. Samit has also served on the Board of Directors of Equal Earth from August 2014 to present, in addition to being an Adjunct Professor at the USC Viterbi School of Engineering from August 2011 to present; Executive Chairman of Realty Mogul from June 2012 to June 2014; Board Advisor to SONICO from January 2010 to December 2010; Senior Strategic Advisor to LinkedIn from April 2008 to December 2010; and Advisory Board member to USC Stevens Institute for Innovation from May 2007 to December 2010. Mr. Samit contributes valuable executive experience as the Chief Executive Officer of SeaChange as well as prior experience in the areas of managing rapidly expanding businesses, the integration of strategic acquisitions and joint ventures, and the implementation of corporate strategy.

Carmine Vona (1995)

Director

Carmine Vona, 77, has served as a Director of SeaChange since January 1995. In addition, since December 2001, Mr. Vona has served as a director of Metrosoft, Inc., a New Jersey based company specializing in providing software products to the mutual funds industry, having also served as its Chief Executive Officer from December 2001 through December 2002 and as its Chairman from December 2001 through December 2010. From 1996 through

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years

2009, Mr. Vona also served as the President and Chief Executive Officer of Vona Information Systems, Inc., a consulting firm specializing in technical software architectures for the financial industry. From August 2000 to December 2002, Mr. Vona served as a member of the Board of Directors of E-LAB, an Italian bank wholly owned by Banca INTESA. From November 1969 to June 1996, Mr. Vona was employed by Bankers Trust Co., during which time he held positions as Executive Vice President and Senior Managing Director for worldwide technology. From August 1986 to June 1996, Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly-owned subsidiary of Bankers Trust Co. As a partner and manager of two real estate companies and consultant to several others, Mr. Vona is currently engaged in the analysis and evaluation of real estate development and investment opportunities. Mr. Vona contributes extensive experience in software development, front and back-office re-engineering and risk management, and in the formulation, execution and control of entity-wide software strategies.

Royce E. Wilson (2015)

Director

Royce E. Wilson, 58, has served as a Director of SeaChange since February 2015. Mr. Wilson is a founding partner of New Form Digital, a developer of original cinematic stories on digital platforms, since January 2014; President and Chief Executive Officer of Dreamcatcher Broadcasting, which owns 3 television stations, since July 2013; and President of Dreamcatcher Media, an angel investment and consulting company, since January 2011. Mr. Wilson was Executive Chairman of Timeline Labs (acquired by SeaChange in February 2015), a big-data social intelligence network that provides media companies with local, national and global news from June 2011 to January 2015, having also served as its President and Chief Executive Officer from 2011 through 2013. Mr. Wilson was President of Tribune Broadcasting Company and Chief Revenue Officer of The Tribune Company, which owned 23 television stations, from February 2008 to April 2010; President of FOX Television Network from 2004-2008; President of NBC Enterprises and Syndication from 2000-2004; and President of CBS Enterprises from 1996-2000. Prior to that Mr. Wilson also held executive positions at Maxam Entertainment, Sony Pictures TV, and Paramount Pictures. In addition, Mr. Wilson serves as a Trustee to Southern Methodist University since July 2008 and as a Director to the San Diego Zoo since February 2014. Mr. Wilson contributes extensive management experience in traditional and emerging media markets, developing key strategic partnerships and using new approaches to create innovative solutions.

Class II Directors (Terms Expire at 2016 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Edward Terino (2010)

Director

Edward Terino, 61, has served as a director of our Board of Directors since July 2010, where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Terino has served as President of GET Advisory Service LLC, a strategic and financial management consulting firm focused on the technology and maritime industries since March 2009. Mr. Terino is also a founder of Novium Learning, Inc., a start-up vocational educational publishing company based in Wellesley, Massachusetts. Since March 2010, Mr. Terino has served as a director of Baltic Trading Ltd., a NYSE listed international dry bulk shipping company (NYSE:BALT), where he is the Chairman of the Audit Committee and a member of the Compensation Committee. From October 2012 to November 2013, Mr. Terino served as a director of Extreme Networks, Inc., a NASDAQ listed network

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
switching and services company (NASDAQ:EXTR), where he was a member of the Audit Committee. From April 2007 through February 2012, Mr. Terino served as a director of S1 Corporation, a NASDAQ listed internet banking and payments software company (NASDAQ:SONE), where he was Chairman of the Audit Committee and a member of the Compensation Committee. In February 2012, S1 Corporation was acquired by ACI Worldwide, Inc. From November 2009 to November 2010, Mr. Terino served as a director of Phoenix Technologies Ltd., a NASDAQ listed BIOS software company (NASDAQ:PTEC), where he was the Chairman of the Audit Committee and a member of the Compensation Committee. In November 2010, Phoenix Technologies Ltd. was acquired by Marlin Equity Partners. From October 1999 to March 2006, Mr. Terino served as a director of EBT International Inc., a NASDAQ listed web content management software company (NASDAQ:EBTI), where he was Chairman of the Audit Committee and a member of the Compensation Committee. From July 2005 through December 2008, Mr. Terino was Chief Executive Officer and Chief Financial Officer of Arlington Tankers Ltd., a NYSE listed international seaborne transporter of crude oil and petroleum products (NYSE:ATB). In December 2008 Arlington Tankers Ltd. merged with General Maritime Corporation. From September 2001 to June 2005, Mr. Terino was Senior Vice President, Chief Financial Officer, and Treasurer of Art Technology Group, Inc., a NASDAQ listed eCommerce software company (NASDAQ:ARTG). Prior to 2001, Mr. Terino held senior financial and operational management positions over a 15 year period with several publicly traded technology and educational publishing companies. Mr. Terino began his career at Deloitte & Touche and spent 9 years in their consulting services organization. Mr. Terino earned a BS degree in Management from Northeastern University and he earned a MBA from Suffolk University. Currently Mr. Terino is a founding donor and member of the Advisory Board for the Center for Innovation and Change Leadership at Suffolk University. Mr. Terino contributes experience as a “financial expert” in mergers and acquisitions, in cost restructurings, investor relations, and in implementing financial measures and controls in software companies.

Steven Craddock (2012)

Director

Steven C. Craddock, 66, has served as a member of our Board of Directors since August 2012. Since March 2011, Mr. Craddock has served as a member of the Board of Directors of MaxLinear, a provider of integrated radio-frequency analog and mixed signal semiconductor SoC solutions for broadband communications applications. Since July 2008, Mr. Craddock has served as President of The Del Ray Group, LLC, a private consulting firm advising companies on strategic and technology developments in the cable television and telecommunications markets. From November 2006 until June 2008, Mr. Craddock served as Senior Vice President, Technology, for Comcast Corporation, a provider of entertainment, information, and communications products and services. From June 1994 until November 2006, he served as Senior Vice President, New Media Development for Comcast. From June 2002 until its acquisition by Zoran Corporation in December 2010, Mr. Craddock served as a director of Microtune, Inc., a provider of high-performance radio frequency tuners and transceivers. Mr. Craddock is an alumni of the Stanford University Law School Director’s College Program and holds a Masters Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Mr. Craddock is a licensed professional engineer and holds a Bachelor of Science in civil engineering and electrical engineering from Virginia Military Institute. Mr. Craddock has extensive financial and business expertise, including a diversified background in the cable television and telecommunications industries.

Class III Directors (Terms Expire at 2017 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Thomas F. Olson (2001)

Chairman of the Board of Directors

Thomas F. Olson, 66, has served as a Director of SeaChange since May 2001 and as Chairman since November 2011. In addition, from January 1999 to December 2003, Mr. Olson served as the Chief Executive Officer of National Cable Communications, a company specializing in cable television advertising time sales. From January 1995 to May 1998, Mr. Olson was Managing Partner of National Cable Communications. Mr. Olson served as Chief Executive Officer of Katz Media Group, a radio, broadcast television and cable television national sales representation firm, from August 1994 to May 1998. Mr. Olson was with Katz Media Group for 23 years. Since 2005, Mr. Olson has also served on the board of Sarkes Tarzian, Inc., a private company that owns and operates television and radio stations. Mr. Olson contributes valuable executive experience within the cable and broadcast television industry and the advertising industry, and with the issues confronting companies within these industries.

Mary Palermo Cotton (2004)

Director

Mary Palermo Cotton, 57, has served as a Director of SeaChange since September 2004. Currently Ms. Cotton is Chief Executive Officer of iDirect Technologies, a leading provider of satellite based IP communications technology. Previously, Ms. Cotton was a Senior Vice President of SAP, an enterprise software provider, as a result of SAP’s June 2006 acquisition of Frictionless Commerce. Prior to the acquisition, Ms. Cotton had been the Chief Executive Officer of Frictionless Commerce, a company providing supplier relationship management software, since February 2005. From February 2003 to July 2004, Ms. Cotton was a Senior Advisor to Aspen Technology, a software service provider, and previously served as Aspen’s Chief Operating Officer from January 2001 to January 2003. Ms. Cotton additionally served on the Board of Directors of Precise Software Solutions from June 2000 to June 2003 when Precise Software Solutions was acquired by VERITAS Software. Ms. Cotton contributes extensive executive experience in the global software industry as well as extensive financial reporting expertise.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Determination of Director Independence

The Board of Directors has determined that Ms. Cotton and Messrs. Craddock, Olson, Terino, Vona and Wilson are “independent” directors, meeting all applicable independence requirements of the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board of Directors affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and (i) that neither the identification in 2010 of Mr. Terino as director nominee by Ramius LLC nor the terms of our prior agreements with Ramius LLC precluded a determination that Mr. Terino qualified as “independent” and (ii) that neither the identification in 2015 of Mr. Wilson as a director nominee by the former equityholders of TLL, LLC, the terms of the Agreement and Plan of Merger dated December 22, 2014 for the acquisition of TLL, LLC nor Mr. Wilson’s prior management positions with TLL, LLC precluded a determination that Mr. Wilson qualified as “independent.”

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received no later than the close of business on January 23, 2016 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts, 01720, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2016 Annual Meeting — other than one that will be included in SeaChange’s proxy materials — must notify SeaChange no earlier than December 24, 2015, and no later than January 23, 2016. If a stockholder who wishes to present a proposal fails to notify SeaChange by January 23, 2016, the stockholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2016 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail — Return Receipt Requested.

Availability of Corporate Governance Documents

SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board of Directors are available on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. SeaChange will ensure that amendments, if any, to these documents are disclosed and posted on this website within four (4) business days of any such amendment.

Board Meetings

The Board of Directors of SeaChange met 21 times and acted by written consent four times during the fiscal year ended January 31, 2015. During the fiscal year ended January 31, 2015, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of all the committees of the Board on which they serve. SeaChange has a policy that its Board of Directors attends SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 16, 2014.

Board Leadership Structure

The Board of Directors has appointed an independent director to serve as Chairman of the Board of Directors. The Board has adopted this structure to strike an effective balance between management and independent leadership participation in the Board process. The function of the Chairman is to set the agenda for Board meetings and to facilitate and improve communication between the independent directors and SeaChange by serving as the interface between SeaChange’s Chief Executive Officer, senior management and the independent directors. The Chairman works with the chair of the Compensation Committee, if a separate person, to establish goals for the Chief Executive Officer each fiscal year and conducts the annual Chief Executive Officer evaluation. Mr. Olson currently serves as the Chairman, and Mr. Craddock serves as Chairman of the Compensation Committee.

Board Oversight of Risk

The Board oversees the business and strategic risks of SeaChange. The Audit Committee oversees financial reporting, internal controls and compliance risks confronting SeaChange. The Compensation Committee oversees risks associated with SeaChange’s compensation policies and practices, including performance-based compensation and change in control plans. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board. SeaChange provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee. The members are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each of these standing committees is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

The Audit Committee members are Mr. Terino (Chairman), Mr. Craddock, Mr. Vona and Ms. Cotton, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Mr. Terino satisfies the requirement of the Marketplace Rules applicable to NASDAQ-listed companies that at least one member of the Audit Committee possess financial sophistication and that Mr. Terino is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met five times and acted by written consent one time during fiscal 2015. The responsibilities of the Audit Committee and its activities during fiscal 2015 are more fully described under the heading “Report of the Audit Committee” contained in this proxy statement.

Compensation Committee

The Compensation Committee members are Messrs. Craddock (Chairman), Olson and Terino, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. Among other things,

the Compensation Committee determines the compensation, including stock options, RSUs and other equity compensation, of SeaChange’s management and key employees, administers and makes recommendations concerning SeaChange’s equity compensation plans, and ensures that appropriate succession planning takes place for all levels of management, department heads and senior management. The Compensation Committee met nine times and acted by unanimous written consent four times during fiscal 2015. The responsibilities of the Compensation Committee and its activities during fiscal 2015 are more fully described in this proxy under the heading, “COMPENSATION DISCUSSION AND ANALYSIS.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee members are Mr. Vona (Chairman), Ms. Cotton and Mr. Olson, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board of Directors persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Code of Ethics and Business Conduct. The Corporate Governance and Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met four times and acted by unanimous written consent two times during fiscal 2015.

Qualifications of Director Candidates

In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and the potential to contribute to the diversity of viewpoints, backgrounds or experiences of the Board as a whole including diversity of experience, gender, race, ethnicity and age. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria for prospective nominees. SeaChange believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. As part of the consideration in fiscal 2015 by the Corporate Governance and Nominating Committee of candidates for election to the Board, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 50 Nagog Park, Acton, Massachusetts 01720. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee do not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above.

Process for Stockholders to Communicate with Directors

Stockholders may write to the Board or a particular Board member by addressing such communication to the Chairman of the Board, if directed to the Board as whole, or to an individual director, if directed to that particular Board member, care of SeaChange’s Secretary, at SeaChange’s offices at 50 Nagog Park, Acton, Massachusetts 01720. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors.

Compensation of Directors

Directors who are employees of SeaChange receive no compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings.

Non-employee directors received the following cash compensation in fiscal 2015:

•	A cash retainer of $45,000;

•	The Chairman of the Board received additional cash compensation of $25,000;

•	Each member of the Audit Committee received additional cash compensation of $7,500, other than the Chairman, who received additional cash compensation of $15,000;

•	Each member of the Compensation Committee received additional cash compensation of $6,000, other than the Chairman, who received additional cash compensation of $12,000; and

•	Each member of the Corporate Governance and Nominating Committee received additional cash compensation of $5,000, other than the Chairman, who received additional cash compensation of $10,000.

In addition, each non-employee director is entitled to receive an annual grant of RSUs valued at $100,000, effective as of the first day of each new fiscal year and which vests in full one year from the grant date, subject to acceleration in the event of a Change in Control. Commencing in fiscal 2015, our non-employee directors have the option to receive a deferred stock unit (DSU) in lieu of an RSU, with the number of units subject to the DSU being determined as of the first day of the applicable fiscal year and the shares underlying the DSU not being vested and issued until the earlier of the director ceasing to be a member of the Board (provided such is subsequent to the first day of the succeeding fiscal year) or immediately prior to consummation of a Change in Control. Commencing with fiscal 2016, we have changed the policy regarding the timing of the equity grant to be the date of our annual meeting of stockholders. To facilitate the transition, a partial year grant was made to our non-employee directors, effective February 1, 2015.

Director Compensation

Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Mary Palermo Cotton	63,500	100,000	163,500
Steven Craddock	58,500	100,000	158,500
Thomas F. Olson	87,000	100,000	187,000
Edward Terino	66,000	100,000	166,000
Carmine Vona	62,500	100,000	162,500

(1)	The grant date fair value for each of these awards, aggregated in the above table, is as follows:

Name	Date of Grant	Stock Awards (#RSUs)	Total Grant Date Fair Value ($)
Mary Palermo Cotton	2/1/2014	8,361	100,000
Steven Craddock	2/1/2014	8,361	100,000
Thomas F. Olson	2/1/2014	8,361	100,000
Edward Terino	2/1/2014	8,361	100,000
Carmine Vona	2/1/2014	8,361	100,000

The table below shows the aggregate number of unvested stock awards and options for each non-employee director as of January 31, 2015. Stock awards consist of DSUs for which the minimum one year service period has not been satisfied.

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Stock Options Outstanding (#)
Mary Palermo Cotton	12,361	—
Steven Craddock	18,363	—
Thomas F. Olson	12,361	—
Edward Terino	13,361	—
Carmine Vona	13,361	—

Report of the Audit Committee

The Audit Committee currently consists of Mr. Terino (Chairman), Ms. Cotton, Mr. Craddock and Mr. Vona.

The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm;

•	Assist the Board of Directors in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders;

•	Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations; and

•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

The Board of Directors has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, expresses an opinion on the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

For fiscal 2015, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and Grant Thornton LLP, SeaChange’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that there were no material deficiencies in the design or operation of internal controls which could adversely affect SeaChange’s ability to record, process, summarize and report financial data and that there was no fraud, whether or not material, that involved management or other employees who have a significant role in SeaChange’s internal controls.

The Committee has received from and discussed with Grant Thornton LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independent accountant’s independence. The Committee also discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2015. The Audit Committee also decided to retain Grant Thornton LLP as SeaChange’s independent registered public accounting firm for the 2016 fiscal year.

RESPECTFULLY SUBMITTED BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS

Edward Terino, Chairman

Mary Palermo Cotton

Steven Craddock

Carmine Vona

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

INFORMATION CONCERNING EXECUTIVE OFFICERS

In addition to Mr. Samit, SeaChange’s Chief Executive Officer and Director, whose biographical information is set forth above at page 6, SeaChange’s executive officers are:

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Anthony Dias

Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer

Mr. Dias, age 48, joined the Company on December 3, 2007 as Vice President of Finance and Corporate Controller. He became Chief Accounting Officer in June 2012, and was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer effective June 1, 2013. Mr. Dias was appointed permanent Chief Financial Officer, Senior Vice President and Treasurer effective September 4, 2013. Prior to joining SeaChange, Mr. Dias served as Corporate Controller at LeMaitre Vascular, Inc. from October 2006 to November 2007. Prior to that Mr. Dias held various senior finance positions with Candela Corporation, Globalware, Inc. and Aldiscon, Inc. (later acquired by Logica). Mr. Dias is also a Certified Public Accountant.

David McEvoy

Senior Vice President, General Counsel and Secretary

Mr. McEvoy, age 57, joined the Company on July 2, 2012 as Vice President and General Counsel. He became Senior Vice President and General Counsel on February 1, 2013, and became the Secretary on May 17, 2013. Prior to joining SeaChange, Mr. McEvoy was the Senior Vice President and General Counsel of Peoplefluent Inc. from June 2011 to July 2012. Mr. McEvoy served as the Senior Vice President and General Counsel of Art Technology Group, Inc. (“ATG”) from September 2005 to March 2010, which was acquired by Oracle Corporation on January 5, 2011. Prior to joining ATG, Mr. McEvoy was the Group General Counsel — Operations of Gores Technology Group, a private equity firm. Mr. McEvoy has held various General Counsel and other executive level legal positions with several companies including Aprisma Inc., Anker Systems Ltd., VeriFone Inc., Mattel Interactive, Broderbund and The Learning Company.

Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer is a full time employee of SeaChange.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to our success and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, incentive compensation and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.

Fiscal 2015 Business Results

In fiscal 2015, we focused extensively on delivering our next generation back office and gateway products to new customers and upgrading existing customers to ensure their new multiscreen revenue and subscriber retention opportunities. We achieved our first cloud OTT deployment with the signing of a contract to deploy and manage our SeaChange Cloud Adrenalin service for BBC Worldwide’s BBC Store. We also entered into an agreement to acquire Timeline Labs, a California-based SaaS company that enables local broadcasters, local and national news organizations, cable news channels and other media companies and brands to analyze social media messages in real-time, find and broadcast newsworthy social trends and insights, and measure viewing audience engagement across television, mobile and PC.

However, our overall financial results decreased from fiscal 2014, with revenues of $115.4 million in fiscal 2015 compared to revenues of $146.3 million in fiscal 2014 and a GAAP operating loss of $26.5 million, or $0.81 per basic share, in fiscal 2015 compared to a GAAP operating loss of $1.6 million, or $0.05 per basic share, from continuing operations in fiscal 2014. These decreases were the result of expected decreases in sales of our legacy products, timing of revenue recognition of our new products, and the continued strengthening of the U.S. dollar.

Accordingly, in January 2015, we initiated a global restructuring plan to streamline our activities, primarily from an employee headcount reduction of 10%, now that our next generation software products have been brought to market and are being deployed around the globe.

In addition, we appointed a new Chief Executive Officer, Jay Samit, on October 20, 2015. Mr. Samit has thirty years of experience in digital video, a thorough understanding of the expanding landscape of video and has successfully deployed new technologies with leading media and telecommunication companies around the globe.

Pay for Performance

We believe that the historical payouts under our executive compensation incentive plan are evidence of the pay for performance structure of these plans. For example, no payouts were made under our fiscal 2015 performance-based incentive compensation plan based on the satisfaction of pre-established financial objectives, while payouts were made at a level equal to 30% of target bonus based on the satisfaction of individual performance criteria and through the exercise of discretion permitted under the plan, recognizing the substantial operational progress we made in fiscal 2015. Similarly, no payouts have been made under our performance-based incentive compensation plans based on pre-determined Company financial objectives since payments made with respect to fiscal 2011, when financial results improved over those in fiscal 2010 and were above the revenue threshold and non-GAAP operating income target. We have made payments subsequent to fiscal 2011 based on the achievement of pre-established individual performance criteria, and with respect to fiscal 2013 and 2014, discretionary payments to recognize our substantial operational progress, including in transitioning to a software company.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

Separation Agreement with Former Chief Executive Officer, Raghu Rau

In connection with the resignation of our chief executive officer Raghu Rau, effective as of October 20, 2014, we entered into a separation agreement, dated as of October 20, 2014, with Mr. Rau, pursuant to which we agreed to:

•	Pay Mr. Rau $1,125,900, in two equal payments of $562,950 on November 1, 2014 and February 1, 2015;

•	Allow for the continued vesting of Mr. Rau’s 6,250 unvested stock options and 76,529 restricted stock units (“RSUs”) of our common stock previously granted to Mr. Rau until February 1, 2015, at which time the unvested portion of these stock options and RSUs were accelerated and fully vested;

•	Waive the continuing employment requirement applicable for the exercise of Mr. Rau’s vested stock options of SeaChange common stock, and allow Mr. Rau to exercise his vested stock options until January 19, 2016; and

•	Receive transition consulting support from Mr. Rau until October 20, 2015.

Under the separation agreement, Mr. Rau affirmed his existing employee noncompetition, nondisclosure and developments agreement pursuant to which Mr. Rau agreed to non-competition and non-solicitation provisions restricting his activities for a one-year post-employment period.

Employment Offer Letter with New Chief Executive Officer, Jay Samit

In connection with the hiring of our new chief executive officer, Jay Samit, effective as of October 20, 2014, we entered into an employment offer letter with Mr. Samit, dated as of October 16, 2014.

In establishing the terms of Mr. Samit’s employment, the Committee engaged Radford, a compensation consulting firm who the Committee concluded based on the Company’s knowledge and information provided by Radford had no conflict of interest with the Company, to assist in determining the form and amount of compensation payable to Mr. Samit. Included in the services provided to us by Radford was an updating of our peer companies to be the following peer group consisting of software and Internet/e-commerce companies with revenues generally between $50 and $400 million, with average revenues of $194.5 million:

• 8x8 • American Software • Broadsoft • Ebix • Guidance Software • Kofax • LivePerson • QAD • RealNetworks • Telenav • VASCO Data Security International	• Actuate • Brightcove • Callidus Software • EnerNOC • inContact • Limelight Networks • PROS Holdings • RealD • Tangoe • TiVo

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on the revenues, market capitalization, and industry focus of the Company relative to each of these companies, and accurately reflected the Company’s ongoing transition to a software company. The Committee made reference to these peer companies in establishing the compensation package with respect to Mr. Samit’s service as Chief Executive Officer, but did not benchmark compensation to these companies. Among the items considered by the Committee was that not each of the peer companies had recently hired a new chief executive officer, meaning that there would be a lack of comparability in compensation amounts when incentive or new hire awards are taken into account.

Based on the foregoing, we entered into an employment offer letter containing the following material compensation terms:

•	Annual base salary of $500,000 per year;

•	A one-time equity award of 138,313 RSUs (equivalent to $1,000,000 based on market close on October 20, 2014), to vest over four years (the “Initial RSU Award”), and 500,000 stock options (the “Initial Option Award”) with an initial exercise price of $7.23 (market close on October 20, 2014), to vest in approximately equal tranches based on our stock price reaching $10.00, $12.00 and $14.00 for twenty consecutive trading dates, but in any event no earlier than six months from October 20, 2014;

•	A guaranteed fiscal 2015 bonus of $125,000 in cash and a fixed value RSU equivalent to $187,500 (priced on January 31, 2015 market close), vesting on January 31, 2016;

•	A fiscal 2016 performance-based compensation plan to consist of a target award of $500,000 payable in cash and a fixed value RSU equivalent to $375,000 (priced on the January 31, 2016 market close), vesting on January 31, 2017, and an additional 53,571 RSUs to vest on January 31, 2017;

•	A fiscal 2016 long-term equity award of 150,000 RSUs (the “LTI Award”) to vest on January 31, 2018 upon the achievement of certain long-term annual goals to be determined.

As summarized in the table below, the Committee structured each of Mr. Samit’s inducement award, target annual compensation and LTI Award to have a substantial performance-based element.

Fiscal 2016 CEO Target Pay Mix

Inducement Award	Target Annual Compensation 71.5% Performance-Based (based on our stock price as of January 30, 2015)	Long Term Equity (“LTI”) Award

•    Award of 138,313 RSUs (equivalent to $1,000,000) to vest over four years (the “Initial RSU Award”)

•    500,000 stock options to vest in equal increments upon our stock price achieving $10.00, $12.00 and $14.00 (the “Initial Option Award)

•    28.5% or $500,000 base salary

•    28.5% or $500,000 target performance-based cash bonus on achievement of FY16 goals

•    21.4% or $375,000 target performance-based RSUs on achievement of FY16 goals with one year vesting

•    21.6% or 53,571 target performance-based RSUs on achievement of FY16 goals with one year vesting

• 150,000 target performance-based RSUs on achievement of long term annual goals vesting on January 31, 2018

The Committee believed that the overall compensation mixture, including the use of RSUs and options containing both time-based and performance-based vesting, would incentivize an effective alignment of the interests of our newly-hired Chief Executive Officer with those of our stockholders. Because of the accounting treatment of these inducement or new hire awards, there is a substantial increase in the compensation reported in the Summary Compensation Table to Mr. Samit in fiscal 2015 than has historically been paid to our Chief Executive Officer. The Committee anticipates that the compensation reported in the Summary Compensation Table for Mr. Samit in future years will be significantly lower, as the reported compensation would be only annual compensation and long-term awards.

In addition, it was agreed that if the employment of Mr. Samit is terminated by the Company without cause (other than on account of death or disability) and Mr. Samit is not otherwise entitled to payment under his Change-in-Control Agreement (described below), Mr. Samit will be entitled to a one-time payment in an amount equal to:

•	Eighteen (18) months of Mr. Samit’s base salary;

•	An amount of Mr. Samit’s annual bonus determined based on performance targets pro-rated to the date of termination and based on actual performance through the date of termination;

•	The issuance of that amount of the LTI Award for which the performance criteria (other than service requirements) have been satisfied prior to the date of termination;

•	Vesting of the Initial RSU Award in an amount pro-rated for the period of service through date of termination; and

•	Vesting of the initial option award to the extent the price, but not the time-based criteria, has been satisfied.

In connection with assuming this position, Mr. Samit also entered into our customary indemnification agreement and a Change-in-Control Agreement. The Change-in-Control Agreement is designed to provide an incentive to Mr. Samit to remain with SeaChange leading up to and following a change in control. Immediately prior to a change in control, all of Mr. Samit’s unvested stock options and stock appreciation rights automatically vest and become immediately exercisable (other than the 500,000 options awarded to Mr. Samit concurrent with commencement of employment and that vest upon the achievement of stock price targets) and any and all restricted stock and RSUs then held by Mr. Samit shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of Mr. Samit’s employment for any reason, all of Mr. Samit’s stock options become exercisable for the lesser of:

•	the remaining applicable term of the particular stock option; or

•	three years from the date of termination.

If within one year following a change in control the employment of Mr. Samit is terminated by SeaChange other than for specified cause, death or disability, or by Mr. Samit for specified good reason, Mr. Samit shall be entitled to the following:

•	two times Mr. Samit’s annual base salary plus one times Mr. Samit’s annual bonus;

•	for a period of two years, continued health, life and disability benefits;

•	outplacement services for up to one year following termination;

•	up to $5,000 of financial planning services; and

•	accrued vacation pay.

Compensation Objectives

We structure our executive compensation to reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives. The Compensation Committee (the “Committee”) has the responsibility for establishing, implementing and monitoring adherence to this philosophy.

The Committee has designed an executive compensation plan that rewards the achievement of specific financial and non-financial goals through a combination of cash and stock-based compensation. This bifurcation between financial and non-financial objectives and between cash and stock-based compensation creates alignment with stockholder interests and provides a structure in which executives are rewarded for achieving results that the Committee believes will enhance stockholder value.

The Committee believes that stockholder interests are best served by compensating our executives at industry competitive rates, enabling us to attract and retain the best available talent, recognizing superior performance while providing incentives to achieve overall business and financial objectives. By doing so, we believe that our ability to achieve financial and non-financial goals is enhanced.

Setting Executive Compensation

When setting the annual compensation plan for our executive officers, the Committee begins with an analysis of each compensation component for our Chief Executive Officer. This analysis includes the dollar amount of each component of compensation payable to the Chief Executive Officer related to the relevant period, together with the related metrics for performance-based compensation. The overall purpose of this analysis is to bring together, in one place, all of the elements of fixed and contingent compensation, so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of actual and projected compensation.

The Committee then presents this analysis to the Chief Executive Officer, who provides input to the Committee on the reasonableness, feasibility and effectiveness of the compensation components, including performance metrics, proposed by the Committee. The Chief Executive Officer then creates similar compensation component breakdowns for the other executive officers, presenting compensation recommendations of both base and performance-based compensation related to the relevant period, together with the associated performance metrics. These recommendations are then reviewed and, once agreed upon, approved by the Committee. The Committee can exercise its discretion in modifying any recommended compensation to executives, and exercises this discretion in active consultation with the Chief Executive Officer.

Prior to setting executive compensation for fiscal 2015, the Committee reviewed the list of peer companies established in connection with establishing the fiscal 2014 compensation plan. In fiscal 2014, the Committee had updated its list of peer companies, including with the assistance of Radford, a compensation consulting firm who the Committee concluded based on the Company’s knowledge and information provided by Radford had no conflict of interest with the Company, to reflect our continued transition to a software company. The Committee concluded that the list of peer companies used in fiscal 2014 continued to be appropriate, subject to the removal of Accelerys, Responsys and Websense that had since been acquired. The updated list of our peer companies was as follows:

•    Actuate Corporation

•    Avid Technology, Inc.

•    Brightcove, Inc.

•    Ebix, Inc.

•    Interactive Intelligence Group, Inc.

•    Monotype Imaging Holdings, Inc.

•    Proofpoint, Inc.

•    RealNetworks, Inc.

•    TiVo, Inc.

•    Bottomline Technologies, Inc.

•    Broadsoft, Inc.

•    inContact, Inc.

•    Limelight Networks, Inc.

•    NetScout Systems, Inc.

•    QAD, Inc.

•    Synchronoss Technologies, Inc.

•    VASCO Data Security International, Inc.

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on our revenues, market capitalization, and industry focus relative to each of these companies. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2015 executive compensation but did not benchmark compensation to these companies.

With respect to all of the fiscal 2015 compensation programs for the Company’s named executive officers, the Committee endeavors to establish a compensation program that is internally consistent and equitable to enable our achievement of overall corporate objectives. Within this framework, the level of the Chief Executive Officer’s compensation will differ from that of the other executives because of the difference in his role and responsibilities and the compensation practices at peer companies.

In 2014, we submitted our executive compensation to an advisory vote of our stockholders and it received the support of 99% of the total votes cast on this matter at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the “Say-on-Pay” vote. While we had already approved our fiscal 2015 compensation plan by the time we held our “Say-on-Pay” vote in July 2014, we considered the stockholder advisory vote in the implementation of our fiscal 2015 compensation plan and in formulating our fiscal 2016 compensation plan.

Fiscal 2015 Executive Compensation Components

For the fiscal year ended January 31, 2015, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	discretionary equity awards;

•	change in control and termination benefits; and

•	general employee welfare benefits.

As discussed below, the Committee believed that this mix of compensation would allow us to pay our executive officers competitive levels of compensation that best reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined individually for each executive.

During its review of base salaries for named executive officers, the Committee primarily considers:

•	individual performance of the executive;

•	our overall past operating and financial performance and future expectations;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	market data regarding peer companies.

The Committee does not give a specific weighting among these various factors but rather considers the factors collectively in setting base salary. Salary levels are typically considered on an annual basis as part of the performance review process, as well as upon a promotion or other change in job responsibility. We try to provide an allocation between base and performance-based incentive compensation that reflects market conditions and appropriately ensures alignment of individual performance with our objectives.

In setting the executive compensation plan for fiscal 2015, the Committee did not make an adjustment to the base salary of the Chief Executive Officer, Mr. Rau. Mr. Rau continued to receive his base salary of $500,000 that he received when he was appointed permanent Chief Executive Officer effective May 1, 2012, until his resignation on October 20, 2014. The Committee increased Mr. Dias’ base salary from $250,000 to $265,000 on

July 1, 2014. The Committee also increased Mr. McEvoy’s base salary from $254,616 to $262,254 on July 1, 2014. As discussed above, Mr. Samit’s base salary was set at $500,000 when he was appointed Chief Executive Officer effective October 20, 2014.

Performance-Based Incentive Compensation

Fiscal 2015 Performance-Based Incentive Compensation Plan

The Committee believes that performance-based incentive compensation motivates the achievement of critical annual performance objectives aimed at enhancing stockholder value. The fiscal 2015 performance-based incentive compensation plans established for each of Messrs. Rau, Dias, and McEvoy, the Company’s executive officers as of the beginning of fiscal 2015, provided for an incentive bonus consisting of a mixture of cash and RSU awards.

Performance-based compensation for each of the named executive officers pursuant to our fiscal 2015 plan was structured as follows:

•	20% of target bonus payable based on GAAP revenue for fiscal 2015;

•	60% of target bonus payable based on non-GAAP operating income[1] for fiscal 2015; and

•	20% or target bonus payable based on individual performance-based objectives.

In determining the targets and payouts at target performance levels for each of the objectives for awards under the 2015 executive compensation plan, the Committee considered the probability of achieving that target and the corresponding level of individual and group effort that would be required to achieve that target. Within that framework, the Committee set a fiscal 2015 GAAP revenue target of $147 million, with a threshold of $140 million, and a fiscal 2015 non-GAAP operating income target of $10.0 million, with a break even threshold. The Committee retained discretion to adjust these targets during the year, including discretion to reflect changes from the Company’s ongoing transition to being a leading provider of software and services, changes in the Company’s executive officers, and other unusual or non-recurring items. The Committee did not establish limits for itself with respect to exercise of this discretion, and believes that this discretion is important in order to retain the ability to compensate executive officers in a manner that reflects overall corporate and individual performance relative to the market conditions.

In establishing financial targets and potential payout targets for the named executive officers, the Committee provided for additional incentive payouts in the event that the revenue or non-GAAP operating income targets were exceeded, with a specified maximum upward adjustment of 15% above target based upon non-GAAP operating income and a maximum upward adjustment of 15% based upon revenue. The Committee also provided for a decreasing amount of cash and RSU payouts in the event that the revenue or non-GAAP operating income target, as applicable, were not met, while establishing a threshold with respect to each objective below which no corresponding payout would be made. These provisions were established to provide incentive to our executive officers to exceed the financial targets, as well as to provide some form of payout for performance that approaches but may not meet the established targets. The Committee implemented this structure to ensure that our compensation programs support our overall compensation objectives.

Each of the named executive officers participating in our fiscal 2015 performance based incentive compensation plan also had individual performance-based objectives as follows:

•	Mr Rau: Strengthening of customer relationships, launching new product businesses, winning new customers and design wins, and completing the implementation of new functionality in the financial reporting system relating to identifying new business opportunities.

[1]

We define non-GAAP operating income as GAAP operating income plus stock-based compensation expenses, amortization of intangible assets, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions and divestitures, litigation and strategic alternatives and severance and other restructuring costs.

•	Mr. Dias: Implementing new functionality in the financial reporting system relating to sales configuration tools, establishing a disaster recovery plan, and facilitating governance compliance.

•	Mr. McEvoy: Managing corporate compliance risks, establishing the supply chain and facilitating the contracting process for new product businesses, continuing to modernize the Company’s corporate records and document retention.

After considering the overall cash-equity mix of the aggregate compensation paid to our named executive officers, the Committee structured awards pursuant to the fiscal 2015 performance-based compensation plan to be a mixture of cash and RSUs. The Committee believes that including both cash and RSUs as an element of the performance-based compensation is important as it further aligns the interests of our executive officers with those of our stockholders, increases executive ownership of our stock, discourages excessive levels of risk taking, and enhances executive retention in a challenging business environment and competitive labor market, while at the same time providing competitive current compensation and accounting for the liquidity limitations created by the Company’s stock ownership guidelines.

No payouts were made under our fiscal 2015 performance-based compensation plan based on the satisfaction of pre-established financial objectives. Instead, payouts under the Company’s fiscal 2015 performance-based compensation plan were limited to those based on the achievement of individual performance objectives and the exercise of discretion permitted under the plan recognizing the substantial progress made in fiscal 2015 by the Company, continuing transition to a software company, critical process and infrastructure improvements and key product and product deployment accomplishments. Based on the totality of these considerations and the Committee’s permitted exercise of discretion pursuant to the Company’s 2015 executive compensation plan, the Committee approved the following awards: to Mr. Dias, an award of 3,138 RSUs and a cash bonus of $37,651; and to Mr. McEvoy, an award of 1,892 RSUs and a cash bonus of $23,680. These RSU awards for Messrs. Dias and McEvoy will vest on January 31, 2016. The net effect of these actions was that aggregate awards made to Mr. Dias and Mr. McEvoy were at 30% of the target award. The Committee believes that this payout level reflects both our disappointing financial results for fiscal 2015 while at the same time recognizing the progress made by the Company and the contributions of our named executive officers in that progress.

As discussed above, in connection with Mr. Samit assuming the role of Chief Executive Officer effective as of October 20, 2014, we entered into an employment offer letter with Mr. Samit providing both for one-time inducement awards, compensation commitments for fiscal 2015 and for fiscal 2016, and a long-term incentive award. We also entered into a separation agreement with our former Chief Executive Officer, Mr. Rau, providing for employment transition payments.

Other Awards

On January 30, 2015, we granted a special incentive compensation award to Mr. Dias and Mr. McEvoy in the amount of a $50,000 cash bonus and an equity award of 14,164 RSUs (equivalent to $100,000 valued at the market close on January 30, 2015) that will vest on January 30, 2016. The award recognized the contributions of Mr. Dias and Mr. McEvoy to SeaChange, including with respect to our acquisition of Timeline Labs which closed on February 2, 2015.

Alternate Summary Table Reflecting Actual Performance-Based Amounts

Because the Summary Compensation Table on page 29 includes values of performance-based equity awards based on the amounts that would have been awarded had targeted performance objectives been achieved, we have included the table below that instead presents all compensation amounts actually paid related to a given fiscal year. Amounts for fiscal 2013 and 2014 are presented on the same basis as fiscal 2015.

Name	Fiscal Year		Salary ($)		Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (3) ($)		Non Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Jay Samit (6)	2015		144,232		125,000	1,187,500		1,696,035	(7)	—	—	3,152,767
Chief Executive Officer, Director

Anthony Dias (8)	2015		258,750		17,251	125,101		—		20,400	—	421,502
Chief Financial Officer, Senior Vice President, Finance and Administration & Treasurer	2014		227,753		27,200	158,831		—		12,000	—	425,784
	2013		185,834		38,000	—		—		—	—	223,834

David McEvoy	2015		259,072		7,680	115,132		—		16,000	—	397,884
Senior Vice President, General Counsel & Secretary	2014		251,443		25,214	128,839		—		11,124	—	416,620
	2013	(9)	140,000		41,760	111,775		17,053		—	—	310,588

Raghu Rau (10)	2015		359,936		—	—		—		—	1,127,150	1,487,086
Former Chief Executive Officer, Director	2014		500,000		170,000	261,250		—		75,000	40,167	1,046,417
	2013		503,150	(11)	170,000	868,489	(12)	3,310,633	(13)	75,000	242,980	5,170,252

(1)	The amounts reported in the Bonus column for fiscal 2013, 2014 and 2015 consist of cash awards made pursuant to the exercise of discretion pursuant to the Company’s fiscal 2013, 2014 and 2015 performance-based compensation plans for Messrs. Dias, McEvoy and Rau. Mr. Samit’s bonus was guaranteed in fiscal 2015 pursuant to his employment offer.
(2)	Amounts in the Stock Awards column reflect the fair value of the RSUs earned by the officer relating to the applicable fiscal year, computed as of the date the issuance of such RSUs was finally approved, disregarding any estimates of forfeitures relating to service-based vesting conditions.
(3)	This expense represents the grant date fair value of the applicable option awards, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.
(4)	The Non-Equity Incentive Plan Compensation column reflects for fiscal 2013, 2014 and 2015 cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria and prior to the exercise of discretion permitted to be exercised pursuant to the applicable performance-based compensation plan.
(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year. In the case of Mr. Rau, the amount in this column corresponds to the following: for fiscal 2015, a $1,250 Company contribution to his 401(k) Plan account, his relocation and living expense reimbursement of $25,900 and paid and accrued severance totaling $1,100,000; for fiscal 2014, a $2,500 Company contribution to his 401(k) Plan account, and his relocation and living expense reimbursement of $37,667 paid in fiscal 2014; and, for fiscal 2013, a one-time cash bonus in the amount of $150,000 on his appointment as Chief Executive Officer, a $3,000 Company contribution to his 401(k) Plan account, and his relocation and living expense reimbursement of $89,980 paid in fiscal 2013.
(6)	Mr. Samit was appointed Chief Executive Officer, effective October 20, 2014. Mr. Samit’s fiscal 2015 compensation reflects a partial year.
(7)	This is grant date fair value, as determined by a third party valuation firm. As of January 31, 2015, none of the underlying options had vested.
(8)	Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013, and was appointed permanent Chief Financial Officer, Senior Vice President and Treasurer effective September 4, 2013.
(9)	Mr. McEvoy joined SeaChange on July 2, 2012, and his compensation for fiscal 2013 is for a partial period.
(10)	Mr. Rau resigned from SeaChange effective October 20, 2014. Mr. Rau is a named executive officer for the fiscal year ended January 31, 2015, but is no longer an executive officer, employee or director of SeaChange as of October 20, 2014.
(11)	The fiscal 2013 amount includes $128,150, which is the grant date fair value of monthly RSU awards issued to Mr. Rau in lieu of base salary during the period February 1, 2012 and May 1, 2012, the effective date of Mr. Rau’s permanent appointment as Chief Executive Officer.

(12)	Fiscal 2013 performance plan grant for Mr. Rau of 32,960 RSUs is included in the fiscal 2013 amount.
(13)	This is grant date fair value. As of January 31, 2014, all of the underlying options had vested.

Clawback Policy; Stock Ownership Guidelines; Hedging and Pledging Restrictions

Compensation paid to our named executive officers is subject to a policy regarding compensation reimbursement, or a “clawback” policy, as described in our Code of Ethics and Business Conduct, a copy of which is available on our website of www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. The policy provides that in the event that our financial results are significantly restated, the Board of Directors will review any compensation, other than base salary, paid or awarded to any executive officer found to have engaged in fraud or intentional misconduct that caused the need for the restatement. The Board will, to the extent permitted by law, require the executive officer to repay any such compensation if:

•	the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement; and

•	such compensation would have been lower than the amount actually awarded had the financial results been properly reported.

Compensation paid to our named executive officers in the form of equity is also subject to our stock retention and ownership guidelines that apply to our directors and senior officers, as described in our Corporate Governance Guidelines, a copy of which is available on our website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. These guidelines provide that by the later of December 16, 2015 or, if later, six (6) years following appointment to office or four (4) years following election to the board, as applicable:

•	each non-employee director is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to lesser of 25,000 shares or $200,000 worth of shares;

•	the Chief Executive Officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 250,000 shares;

•	the Chief Financial Officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 75,000 shares; and

•	each Senior Vice President that is an executive officer retain ownership of vested shares of SeaChange stock in a minimum amount equal to 50,000 shares.

Prior to meeting the stock ownership targets, each non-employee director and senior executive officer is encouraged, but is not required, to retain a meaningful portion of shares of stock acquired by the non-employee director or officer in order to progress toward the stock ownership targets, other than shares of stock sold to pay taxes and/or applicable exercise price with respect to an equity award. Upon meeting the stock ownership targets, each non-employee director and senior executive officer is required thereafter to retain not less than 25% of all shares of stock acquired by the non-employee director or officer, other than shares of stock sold to pay taxes and/or the applicable exercise price with respect to an equity award. In addition, upon any termination of service for a non-employee director and upon voluntary termination of service for a senior executive officer, such director or officer must wait at least ninety (90) days before selling any shares. In the case of hardship or other compelling personal requirements, the stock ownership targets may be waived to permit the sale of shares by the affected person.

In addition, our Insider Trading and Tipping Policy prohibits our insiders, which includes our employees and directors, from engaging in hedging transactions and requires the prior written consent of our compliance officer to pledge securities of SeaChange owned by the insider. We have not received any requests pursuant to our Insider Trading and Tipping Policy to permit pledges of SeaChange stock.

We have made, and from time to time continue to make, grants of stock options and RSUs to eligible employees based upon our overall financial performance and their individual contributions. Stock options and RSUs are designed to align the interests of our executives and other employees with those of our stockholders by encouraging them to enhance the value of SeaChange. In addition, the vesting of stock options and RSUs over a period of time is designed to defer the receipt of compensation by the recipient, creating an incentive for the individual to remain an employee. We do not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news.

Change in Control and Termination Benefits

We have entered into change in control severance agreements with each of our named executive officers who continue to be employed by the Company as of the date hereof. None of these change-in-control severance agreements provide for a “parachute payment” tax gross-up under Section 280G of the Internal Revenue Code of 1986, as amended. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal 2015 year-end, are described in detail on page 33 under the heading entitled “Potential Payments Upon Termination or Change in Control.”

The change-in-control agreements are designed to provide an incentive to remain an employee leading up to and following a change in control. As discussed below, the agreements are tailored to provide for incremental benefits upon a change in control and upon termination of employment in the period subsequent to a change in control. The Committee believes that this layered method of compensation enhances stockholder value by providing the incentives for an executive officer to remain an employee through a change in control.

Given the range in individual situations among our executive officers and the desire to provide a relatively uniform basis of benefits among these individuals, the Committee has determined that it is appropriate for each of the executive officers to continue to be party to these change-in-control severance agreements.

General Employee Welfare Benefits

We also have various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) retirement plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. We also maintain medical, disability and life insurance plans and other benefit plans for our employees.

Fiscal 2016 Executive Compensation Components

In establishing the Company’s fiscal 2016 executive compensation plan, the Committee made reference to the list of peer companies provided to it by Radford in connection with the hiring of our new Chief Executive Officer. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2016 executive compensation but did not benchmark compensation to these companies.

The principal components of fiscal 2016 executive compensation are as follows, the same as existed for fiscal 2015 executive compensation:

•	base salary;

•	performance-based incentive compensation;

•	discretionary equity awards;

•	change in control and termination benefits; and

•	general employee welfare benefits.

Within this framework, the Committee established the specific compensation programs for our named executive officers.

In fiscal 2016, Mr. Samit continued to receive his base salary of $500,000 that Mr. Samit received when he was appointed Chief Executive Officer effective October 20, 2014; Mr. Dias continued to receive his base salary of $265,000, but he will receive an increase from $265,000 to $269,638 on July 1, 2015. Mr. McEvoy continued to receive his base salary of $262,254, but he will receive an increase from $262,254 to $266,843 on July 1, 2015.

Under the fiscal 2016 plans, Mr. Samit will be eligible for a target bonus of $500,000 payable in cash, $375,000 payable in RSUs (priced on January 29, 2016 market close) and 53,571 RSUs; Mr. Dias will be eligible for a target bonus of $215,710 with $129,426 payable in cash and $86,284 payable in RSUs, and Mr. McEvoy will be eligible for a target bonus of $133,422, with $80,053 payable in cash and $53,369 payable in RSUs. Any RSU awards for Messrs. Samit, Dias and McEvoy awarded under the fiscal 2016 plan will vest on January 31, 2017.

This performance-based compensation is earned based on the Company’s achievement of overall company financial objectives for fiscal 2016 related to GAAP revenue and non-GAAP operating income and a portion of their respective target incentive compensation is based on individualized performance-based objectives. These objectives will be further discussed in our proxy statement relating to our 2016 annual meeting of stockholders.

All of the grants of RSUs are subject to availability of RSUs for grant under SeaChange’s Amended and Restated 2011 Compensation and Incentive Plan (the “2011 Plan”). The fiscal 2016 performance-based compensation plans also provide that the Committee has the discretion to determine the amount, if any, of cash bonus and RSUs awarded under the plans, whether or not the criteria are satisfied. The plans also provide that the amount of the cash bonus and RSUs awarded may be adjusted upward or downward in predetermined amounts if actual performance exceeds or is 25% above target based upon non-GAAP operating income and a maximum upward adjustment of 25% above target based upon revenue, provided that no upward adjustment above target is to be made based on revenue performance if the non-GAAP operating income threshold is not satisfied.

As outlined above, Mr. Samit will also be eligible in fiscal 2016 to receive a long term equity (“LTI”) award of 150,000 RSUs to vest on January 31, 2018 based on the achievement of certain to be developed long term annual goals to be measured on an annual basis during the term of the award, subject to a cumulative adjustment at the end of the period should any one annual performance component not have been met.

Tax and Accounting Implications

The financial reporting and income tax consequences to SeaChange of individual compensation elements are important considerations for the Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate and transparent impact on reported net income and other closely followed financial measures.

In making its compensation decisions, the Committee has considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. Where feasible, the Committee designs compensation paid to its executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. While the Committee monitors compensation paid to our executive officers in light of the provisions of Section 162(m) of the Code, the Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal tax purposes, and the Committee is not limited to paying compensation that is “qualified performance-based compensation” under Section 162(m) of the Code. Accordingly, the Committee may elect to pay compensation to our executive officers that may not be deductible for federal tax purposes to the extent compensation to the executive officer exceeds $1 million.

Summary Compensation Table

The following table sets forth summary information regarding the compensation of SeaChange’s named executive officers in fiscal 2015, 2014, and 2013.

As described above in Compensation Discussion and Analysis, final determinations regarding grants or awards of performance-based compensation are made after fiscal year-end, when performance against the previously established metrics may be assessed by the Committee. With respect to equity awards under SeaChange’s performance-based compensation plans, the grant date for purposes of FASB ASC Topic 718 is the service inception date, or the beginning of the period during which performance is measured. In accordance with FASB ASC Topic 718, the amounts reflected below under the headings “Stock Awards” for a given fiscal year, represent the probable outcome as of the service inception date of the performance conditions under the fiscal 2015 performance-based compensation plan, which in each case is the award amount at the targets approved by the Compensation Committee. Because this Summary Compensation Table presents the performance-based compensation amounts based on the targets approved by the Compensation Committee, rather than the actual awards ultimately paid, we have included at page 25 a supplemental table that presents for all types of compensation the actual compensation amounts paid related to a given fiscal year. In the table below and in the supplemental table at page 25 , performance-based compensation paid in cash after fiscal year-end but earned in the prior fiscal year is reflected under the heading “Non-Equity Incentive Plan Compensation” or “Bonus,” as applicable, in the fiscal year in which that compensation was earned, regardless of when paid.

Name	Fiscal Year		Salary ($)		Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (3) ($)		Non Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Jay Samit (6)	2015		144,232		125,000	1,187,500		1,696,035	(7)	—	—	3,152,767
Chief Executive Officer, Director

Anthony Dias (8)	2015		258,750		17,251	210,000		—		20,400	—	506,401
Chief Financial Officer, Senior Vice President, Finance and Administration & Treasurer	2014		227,753		27,200	225,131		—		12,000	—	492,084
	2013		185,834		38,000	—		—		—	—	223,834

David McEvoy	2015		259,072		7,680	151,127		—		16,000	—	433,879
Senior Vice President, General Counsel & Secretary	2014		251,443		25,214	149,851		—		11,124	—	437,632
	2013	(9)	140,000		41,760	111,775	(10)	17,055		—	—	310,590

Raghu Rau (11)	2015		359,936		—	750,000		—		—	1,127,150	2,237,086
Former Chief Executive Officer, Director	2014		500,000		170,000	750,000		—		75,000	40,167	1,535,167
	2013		503,150	(12)	170,000	1,249,997	(13)	3,310,633	(14)	75,000	242,980	5,551,760

(1)	The amounts reported in the Bonus column for fiscal 2013, 2014 and 2015 consist of cash awards made pursuant to the exercise of discretion pursuant to the Company’s fiscal 2013, 2014 and 2015 performance-based compensation plan(s) for Messrs. Dias, McEvoy and Rau. Mr. Samit’s bonus was guaranteed in fiscal 2015 pursuant to his employment offer.
(2)	This expense represents the grant date fair value of the applicable RSU awards as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions. Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of performance-based RSUs, assuming the highest level of performance conditions is achieved (a maximum of 15% above target for non-GAAP operating income and revenue) would have been $123,200 for Mr. Dias, $57,262 for Mr. McEvoy and $840,000 for Mr. Rau. Mr. Samit’s fiscal 2015 award was guaranteed in his offer letter, and was not eligible for the additional 15% maximum amount. Actual awards based on the achievement against the performance conditions and approved by the Compensation Committee following the end of fiscal 2013, 2014 and 2015 are reflected in the supplemental table appearing at page 25.

(3)	This expense represents the grant date fair value of the applicable option awards, as computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.
(4)	The Non-Equity Incentive Plan Compensation column reflects for fiscal 2013, 2014 and 2015 earned cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria and prior to the exercise of discretion permitted to be exercised pursuant to the applicable performance-based compensation plan.
(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year. In the case of Mr. Rau, the amount in this column for fiscal 2015 represents a $1,250 Company contribution to his 401(k) Plan account, his relocation and living expense reimbursement of $25,900 and severance payments totaling $1,100,000 paid and accrued payments to Mr. Rau in fiscal 2015.
(6)	Mr. Samit was appointed Chief Executive Officer, effective October 20, 2014. Mr. Samit’s fiscal 2015 compensation reflects a partial year.
(7)	This is grant date fair value. As of January 31, 2015, none of the underlying options had vested.
(8)	Mr. Dias was appointed interim Chief Financial Officer, Senior Vice President, Finance and Administration and Treasurer, effective June 1, 2013, and was appointed permanent Chief Financial Officer, Senior Vice President and Treasurer effective September 4, 2013.
(9)	Mr. McEvoy joined SeaChange on July 2, 2012, and his compensation for fiscal 2013 is for a partial period.
(10)	Mr. McEvoy was newly appointed to his position in fiscal 2013 and did not have performance compensation targets for that fiscal year.
(11)	Mr. Rau resigned from SeaChange effective October 20, 2014. Mr. Rau is a named executive officer for the fiscal year ended January 31, 2015, but is no longer an executive officer, employee or director of SeaChange as of October 20, 2014.
(12)	The fiscal 2013 amount includes $128,150, which is the grant date fair value of monthly RSU awards issued to Mr. Rau in lieu of base salary during the period February 1, 2012 and May 1, 2012, the effective date of Mr. Rau’s permanent appointment as Chief Executive Officer.
(13)	Fiscal 2013 new hire grant for Mr. Rau of 60,827 RSUs are included in the fiscal 2013 amount.
(14)	This is grant date fair value. As of January 31, 2014, all underlying options had vested.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended January 31, 2015.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jay Samit (3)	10/20/2014	(4)	—	—	—	—	—	—	26,558	—	—	187,500
	10/20/2014		—	—	—	—	—	—	138,313	—	—	1,000,000
	10/20/2014		—	—	—	—	—	—	—	500,000	7.23	1,696,035

Anthony Dias	5/15/2014	(5)	53,040	102,000	114,240	7,150	13,750	15,400	—	—	—	—
	1/30/2015		—	—	—	—	—	—	14,164	—	—	100,000

David McEvoy	5/15/2014	(5)	41,600	80,000	89,600	3,323	6,391	7,158	—	—	—	—
	1/30/2015		—	—	—	—	—	—	14,164	—	—	100,000

Raghu Rau (6)	5/15/2014	(5)	260,000	500,000	560,000	—	—	—	—	—	—	—

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the threshold, target and maximum number of RSUs or stock options awarded under the fiscal 2015 performance-based compensation plan.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column and under the “All Other Option Awards: Number of Securities Underlying Options” column represent the number of RSUs and options, respectively, granted to each named executive officer in fiscal 2015 under the Company’s 2011 Compensation and Incentive Plan outside of the fiscal 2015 performance-based compensation plan.
(3)	Mr. Samit was appointed Chief Executive Officer, effective October 20, 2014.

(4)	This award was made pursuant to the guaranteed fiscal 2015 bonus commitment in Mr. Samit’s offer letter dated October 16, 2014.
(5)	These awards were made pursuant to the fiscal 2015 performance-based compensation plan adopted May 15, 2014.
(6)	Mr. Rau resigned from SeaChange effective October 20, 2014. Mr. Rau is a named executive officer for the fiscal year ended January 31, 2015, but is no longer an executive officer, employee or director of SeaChange as of October 20, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As disclosed above, in connection with the resignation of Mr. Rau as our Chief Executive Officer as of October 20, 2014, we entered into a separation agreement, dated as of October 20, 2014, with Mr. Rau, the terms of which are disclosed above under the heading “Separation Agreement with Former Chief Executive Officer, Raghu Rau”.

Similarly, in connection with Mr. Samit becoming our Chief Executive Officer as of October 20, 2014, we entered into an employment offer letter, change in control severance agreement and indemnification agreement, the terms of which are disclosed above under the heading “Employment Offer Letter with New Chief Executive Officer, Jay Samit”.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at January 31, 2015 granted to each of SeaChange’s named executive officers:

	Options Awards (1)						Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jay Samit	—	500,000	—	7.23	10/21/2021		164,871	1,163,989

Anthony Dias	—	—	—	—	—		25,971	183,355

David McEvoy	3,334	1,666	—	8.15	7/2/2019		26,891	189,850

Raghu Rau	875,000	—	—	8.22	1/19/2016	(3)	42,250	298,285
	149,422	—	—	6.74	1/19/2016	(3)

(1)	All options in the table above were granted under the Company’s 2011 Plan. Mr. Samit’s October 20, 2014 options vest in approximately equal tranches based on our stock reaching $10.00, $12.00 and $14.00 for twenty consecutive trading dates, but in any event not earlier than six months from October 20, 2014. Mr. McEvoy’s options vest over three years starting with 33.33% that vested on July 2, 2013, and July 2, 2014, respectively, and the remaining 33.33% tranche will vest on July 2, 2015. Mr. Rau’s April 30, 2012 options vested during fiscal year 2014 based on the achievement of three specific stock price goals with 33.33% vesting on the attainment of each goal. 74,422 of Mr. Rau’s January 18, 2012 options vested based on the achievement of specified performance goals, and 75,000 of such options vest at the rate of 33.33% on the first anniversary of November 30, 2011, the date of his appointment as interim Chief Executive Officer, and an additional 8.34% at the end of each quarter thereafter.

(2)	These columns show the number of shares of Common Stock represented by unvested RSUs at January 31, 2015. Each of these RSUs was granted as part of an award. The remaining vesting dates for these unvested RSUs are as follows:

Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant	Vesting Dates
Jay Samit (1)	138,313	10/20/2014	10/20/2015, 10/20/2016, 10/20/2017, 10/20/2018
	26,558	4/1/2015	1/31/2016

Anthony Dias	2,002	1/18/2012	2/1/2015
	6,667	5/8/2013	5/8/2015, 5/8/2016
	14,164	1/30/2015	1/29/2016
	3,138	4/1/2015	1/31/2016

David McEvoy	2,500	7/2/2012	7/2/2015
	1,668	1/2/2013	1/2/2016
	6,667	5/8/2013	5/8/2015, 5/8/2016
	14,164	1/30/2015	1/29/2016
	1,892	4/1/2015	1/31/2016

Raghu Rau (2)	20,275	4/30/2012	2/1/2015(3)
	21,975	2/1/2013	2/1/2015(3)

(1)	Mr. Samit was appointed Chief Executive Officer, effective October 20, 2014.
(2)	Mr. Rau resigned from SeaChange effective October 20, 2014. Mr. Rau is a named executive officer for the fiscal year ended January 31, 2015, but is no longer an executive officer, employee or director of SeaChange as of October 20, 2014.
(3)	In connection with Mr. Rau’s resignation, Mr. Rau and SeaChange entered into a Separation Agreement which allowed Mr. Rau’s unvested RSUs to become fully vested on February 1, 2015.
(3)	In connection with Mr. Rau’s resignation, Mr. Rau and SeaChange entered into a Separation Agreement which allowed Mr. Rau’s to exercise his vested stock options until January 19, 2016.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of SeaChange’s named executive officers for fiscal 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Jay Samit (2)	—	—	—	—
Anthony Dias	—	—	9,940	89,616
David McEvoy	—	—	9,128	76,608
Raghu Rau (3)	—	—	65,541	507,197

(1)	The value realized upon vesting of the RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.
(2)	Mr. Samit was appointed Chief Executive Officer, effective October 20, 2014.
(3)	Mr. Rau resigned from SeaChange effective October 20, 2014. Mr. Rau is a named executive officer for the fiscal year ended January 31, 2015, but is no longer an executive officer, employee or director of SeaChange as of October 20, 2014.

Pension Benefits

We maintain a defined benefit pension plan (the “Pension Plan”) for certain current and a number of former employees of our Philippine subsidiary. The Pension Plan provides benefits to be paid to all eligible employees at retirement based primarily on years of service with SeaChange and compensation rates in effect near retirement. None of our named executive officers participates or is eligible to participate in the Pension Plan.

Nonqualified Deferred Compensation

SeaChange does not offer nonqualified defined contribution or other nonqualified deferred compensation plans to its employees.

Potential Payments Upon Termination or Change in Control

As previously noted, Mr. Rau resigned as an employee and executive officer of SeaChange effective October 20, 2014, and received the benefits outlined above under the heading “Separation Agreement with Former Chief Executive Officer, Raghu Rau”. The amounts contained in the table below titled “Potential Payments Upon Termination or Change in Control” are the amounts payable to Mr. Rau pursuant to his separation agreement, dated as of October 20, 2014.

In connection with Mr. Samit becoming our Chief Executive Officer, we entered into an employment offer letter, dated as of October 16, 2014, which provides for compensation to Mr. Samit should Mr. Samit’s employment be terminated in certain circumstances. A summary of the terms of Mr. Samit’s employment offer letter are contained above under the heading “Employment Offer Letter with New Chief Executive Officer, Jay Samit”.

In addition, SeaChange has entered into change in control severance agreements with each of its named executive officers. Under the change in control severance agreements that SeaChange is a party to with its named executive officers, a “change in control” means any of the following:

•	the members of the Board of Directors of SeaChange at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) ceasing for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director;

•	any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing fifty percent (50%) or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger;

•	any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least fifty percent (50%) of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction;

•	any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange; or

•	any corporation or other person acquiring forty percent (40%) or more of the combined voting power of SeaChange.

Immediately prior to a change in control, pursuant to the change in control severance agreements, all of the executive officers’ unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable, and any and all restricted stock and restricted stock rights then held by the executive officer shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of the executive officers’ employment for any reason, all of the stock options and stock appreciation rights then held by the executive shall become exercisable for the lesser of (i) the remaining applicable term of the particular award or (ii) three years from the date of termination. In addition, if within one or two years following a Change in Control the employment of the executive is terminated (i) by SeaChange other than for specified causes, death or disability, or (ii) by the executive officer for specified good reason, the executive officer shall be entitled to the following:

•	for Mr. Samit, two times his annual base salary plus one times his annual bonus; provided, that if the termination occurred in the fiscal year ended January 31, 2015, the annual bonus shall be $125,000 and a fixed value RSU award equivalent to $187,500 (priced as of the date of the Covered Termination);

•	for Mr. Dias, one times his annual base salary, plus the current year bonus paid at target;

•	for Mr. McEvoy, one times his annual base salary, plus the current year pro rated bonus paid at target, plus the full current year bonus paid at target;

•	continued health, life and disability benefits, for a period of two years for Mr. Samit and for a period of one year for Messrs. Dias and McEvoy;

•	outplacement services for up to one year following termination;

•	up to $5,000 of financial planning services; and

•	accrued but unused vacation pay.

None of the change in control severance agreements contain a provision providing for a “parachute payment” tax gross-up under Section 280G of the Internal Revenue Code of 1986, as amended.

As a condition to the receipt by the executive officer of any payment or benefit under the change-in-control severance agreement, the executive officer must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange. The following table shows, for the named executive officers with SeaChange as of the close of business on January 31, 2015, the payments to which such named executive officers would have been entitled pursuant to his change-in-control severance agreement or his executive service agreement or employment agreement.

Potential Payments Upon Termination or Change in Control

Name	Salary (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Equity Incentive Plan Compensation (2) ($)	Benefits (3) ($)	Equity Awards (4) ($)
Jay Samit (5)	1,000,000	125,000	187,500	56,310	976,490
Change in Control	750,000	125,000	187,500	—	62,500
Termination Without Cause (Other Than Death or Disability)

Anthony Dias	265,000	102,000	110,000	55,663	161,201
Change in Control

David McEvoy	262,254	160,000	102,254	55,663	176,493
Change in Control

Raghu Rau (6)	—	—	—	1,125,900	556,367
Resignation on October 20, 2014

(1)	For Mr. Samit, reflects two times the executive’s base annual salary upon a Change in Control and 18 months base salary upon termination by SeaChange without cause (other than death or disability). For Messrs. Dias and McEvoy, reflects twelve months base salary.

(2)	The amounts shown in the incentive plan columns for Messrs. Samit, Dias and McEvoy show the incentive plan compensation each would be entitled to upon a termination or Change in Control occurring on January 31, 2015 pursuant to their change in control severance agreements entered into on October 20, 2014, February 26, 2013 and February 26, 2013, respectively. The amount shown in the incentive plan column for Mr. Samit shows the incentive plan compensation Mr. Samit would be entitled to upon termination by SeaChange without cause (other than death or disability) pursuant to Mr. Samit’s employment offer letter, dated as of October 16, 2014.
(3)	For Messrs. Samit, Dias and McEvoy the amounts reflect the continuation of each named executive officer’s benefits under group benefit plans consisting of medical, dental, group life and disability and outplacement, financial planning services and earned but unused vacation time as of January 31, 2015. For Mr. Rau this amount is the amount severance paid and accrued payments under his separation agreement relating to his resignation on October 20, 2014.
(4)	For Messrs. Samit, Dias and McEvoy the amounts reflect the value of all unvested stock options and RSUs that would vest as a result of the termination. The amounts are based on (i) in the case of accelerated options, the excess of the SeaChange January 31, 2015 closing common stock price over the applicable exercise price, and (ii) in the case of accelerated RSUs, the SeaChange closing common stock price as of January 31, 2015 multiplied by the number of unvested RSUs as of January 31, 2015. For Mr. Rau the amount reflects the value of all unvested stock options and RSUs that were accelerated under his separation agreement relating to his resignation on October 20, 2014. The amounts are based on (i) in the case of accelerated options, the excess of the SeaChange October 20, 2014 closing common stock price over the applicable exercise price, and (ii) in the case of accelerated RSUs, the SeaChange closing common stock price as of October 20, 2014 multiplied by the number of unvested RSUs as of October 20, 2014. The grant date fair value of RSU awards have previously been disclosed in the Summary Compensation Table.
(5)	Mr. Samit was appointed Chief Executive Officer, effective October 20, 2014.
(6)	Mr. Rau resigned from SeaChange effective October 20, 2014. Mr. Rau is a named executive officer for the fiscal year ended January 31, 2015, but is no longer an executive officer, employee or director of SeaChange as of October 20, 2014.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Steven Craddock, Chair

Thomas F. Olson

Edward Terino

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Craddock (Chairman), Olson and Terino. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of SeaChange.

PROPOSAL NO. II

APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is submitting for approval by our stockholders the SeaChange International, Inc. 2015 Employee Stock Purchase Plan (the “Plan”). The Plan was adopted by our Board on May 19, 2015 and will become effective upon receiving shareholder approval. The purpose of the Plan is to provide eligible employees, including executive officers, of the Company and its designated subsidiaries with the opportunity to purchase shares of our Common Stock through accumulated payroll deductions and thereby acquire an interest in the future of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

A summary of the Plan appears below. This summary is qualified in its entirety by the text of the Plan, which is included as Appendix A to this proxy statement.

Administration

The Plan will be administered by a Committee appointed by the Board of Directors (the “Committee”). The Committee shall consist of not less than two members of the Board of Directors. The Committee will have the discretionary authority to administer and interpret the Plan. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors.

Eligible Employees

All employees of the Company or any of its participating subsidiaries whose customary employment is more than twenty (20) hours per week shall be eligible to participate in the Plan. Employees who own (or are deemed to own through attribution) five percent (5%) or more of the combined voting power or value of all classes of our stock or the stock of one of our subsidiaries are not allowed to participate in the Plan. As of May 1, 2015, the approximate number of employees eligible to participate in the Plan was 630.

Shares Available Under ESPP

Subject to adjustment, the maximum number of shares of our Common Stock which will be authorized for sale under the Plan is 1,150,000 shares. The Common Stock made available for sale under the Plan may be authorized but unissued shares or reacquired shares reserved for issuance under the Plan. Any shares of Common Stock underlying awards granted under the Plan that expire or terminate for any reason without having been exercised in full or for any reason cease to be exercisable in whole or in part will again be available for issuance under the Plan. As of May 20, 2015, the market value of the shares of Common Stock authorized for sale under the Plan was $6.82 per share.

Participation

Employees will enroll under the Plan by completing a payroll deduction authorization form permitting the deduction of at least one percent (1%) but not more than fifteen percent (15%) from their compensation. However, in no case may a participant subscribe for more than 2,500 shares of Common Stock during any offering period or $25,000 of fair market value of Common Stock during any calendar year. If the aggregate subscriptions exceed the number of authorized shares of Common Stock available for purchase under the Plan, they will be reduced on a pro rata basis.

Offering

Under the Plan, participants are offered the option to purchase shares of our Common Stock at a discount on the exercise date for each offering period. Offering periods under the Plan typically commence on October 1 and April 1 and end on March 31 and September 30, respectively, with this last trading day being the exercise date for the offering period. The first offering period under the Plan will commence October 1, 2015.

The option purchase price will be eighty-five percent (85%) of the closing price of our Common Stock on the exercise date as reported on the Nasdaq, but no less than par value.

Unless a participant has previously canceled his or her participation in the Plan, the participant will be deemed to have exercised his or her option in full as of each exercise date. Upon exercise, the participant will purchase the number of whole shares of Common Stock that his or her accumulated payroll deductions will buy at the option purchase price. No fractional shares will be purchased. Accordingly, the balance of a participant’s contributions will be carried forward to the next offering period unless the participant elects to withdraw from the Plan.

The Committee shall have the sole and absolute discretion to impose a minimum holding period on stock purchased under the Plan, during which each participant’s right to transfer or otherwise dispose of such shares will be restricted for the specified period of time. The minimum holding period may not exceed twelve months, and the current minimum holding period is twelve months. The minimum holding period shall be waived if a participant’s employment is terminated without cause or due to death or disability of the participant. The Committee may waive the minimum holding period on a case-by-case basis if the Committee determines that a participant has suffered financial hardship.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant must elect to withdraw from the Plan and have the entire balance of his or her account refunded in cash without interest. To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten days before the first day of the next offering period in which he or she wishes to participate.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

The number of shares of our Common Stock available for purchase under the Plan, as well as the option purchase price and the number of shares covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for adjustments made in the number of outstanding shares of our Common Stock or an exchange of the shares of Common Stock resulting from a stock split, stock dividend, or any other subdivision or combination.

If we are to be consolidated with or acquired by another entity, any options then outstanding under the Plan shall either be continued or terminated in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the consolidation or acquisition, of the number of shares of Common Stock that the participant’s accumulated payroll deductions could purchase, at an option price determined with reference only to the first business day of the applicable offering period (subject to the $25,000 limitation), over (b) the result of multiplying such number of shares by such option price.

Amendment and Termination

The Board of Directors, in its sole discretion, may amend, suspend or terminate the Plan at any time. However, the Board of Directors may not amend the Plan to either increase the maximum number of shares that may be purchased under the Plan or to change the designation or class of employees eligible to participate in the Plan without obtaining stockholder approval within twelve (12) months before or after such action. Unless terminated earlier by the Board of Directors, the Plan will terminate automatically on December 31, 2035 (if the Plan is approved by our stockholders at the Annual Meeting). The Plan will automatically terminate once all shares of Common Stock available for purchase thereunder have been purchased unless stockholders approve an amendment authorizing new shares under the Plan.

The Committee may, without approval of our stockholders or board of directors, change offering periods, limit the amount and frequency of amounts contributed to the Plan, or alter the exercise price, but only to avoid negative financial accounting consequences.

Federal Income Tax Consequences

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of awards under the Plan under current federal tax laws and certain other tax considerations associated with awards under the Plan. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Assuming that the Plan is and remains so qualified, no taxable income will be recognized by a participant until the sale or other disposition of the shares of Common Stock purchased under the Plan.

If an employee disposes of Common Stock purchased under the Plan less than one (1) year after the Common Stock is purchased or within two (2) years of the offering date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in the amount of the difference between the fair market value of the Common Stock at the time of purchase and the amount paid by the employee for the Common Stock. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the Common Stock for purposes of determining capital gain or loss upon the disposition of the Common Stock by the employee.

If an employee does not dispose of the Common Stock purchased under the Plan until at least one (1) year after the Common Stock is purchased and at least two (2) years after the offering date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of (a) the excess of the fair market value of the Common Stock on the date of disposition over the purchase price paid by the employee, or (b) the excess of the fair market value of the Common Stock on the offering date over the purchase price paid by the employee. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the Common Stock for purposes of determining capital gain or loss upon the disposition of the Common Stock by the employee. If an employee dies before disposing of the Common Stock purchased under the Plan, he or she will be deemed to have received compensation taxable as ordinary income in the taxable year closing with the employee’s death in an amount equal to the lesser of clauses (a) or (b) as set forth in the first sentence of this paragraph. The employee will not realize any capital gain or loss at death.

We generally will not be entitled to a deduction with respect to the Common Stock purchased by an employee under the Plan, unless the employee disposes of the Common Stock less than one (1) year after the Common Stock is transferred to the employee or less than two (2) years after the offering date.

New Plan Benefits

No current non-employee directors will receive any benefit under the Plan. The benefits that will be received, or that would have been received during the fiscal year ended January 31, 2015 if the Plan had been in effect during such fiscal year, under the Plan by our current executive officers and by all eligible employees are not currently determinable because the benefits depend upon the degree of participation by employees and, with respect to future benefits, the trading price of the Common Stock in future periods. No employee may purchase shares under the Plan in an amount that exceeds $25,000 in fair market value in any calendar year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information as of January 31, 2015 about Common Stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Security Holders (1)	1,626,421	$7.77	2,484,004	(2)
Equity Compensation Plans Not Approved by Security Holders	—	$—	—

Total	1,626,421	$7.77	2,484,004

(1)	Consists of the 2011 Plan and the Amended and Restated 2005 Equity Compensation and Incentive Plan.
(2)	As of January 31, 2015, there were 2,484,004 shares remaining available for issuance under the 2011 Plan.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the SeaChange International, Inc. 2015 Employee Stock Purchase Plan.

PROPOSAL NO. III

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2015 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the heading “Compensation Discussion and Analysis.”

The Board has implemented an executive compensation program that rewards performance and is designed to attract, retain and motivate the key individuals who are most capable of contributing to SeaChange’s success and building long-term value for its stockholders. This compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. SeaChange believes that the variability in these payouts indicates that its annual compensation plans effectively reward its executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance. The Compensation Committee retains discretion as to final payouts under the incentive compensation plans to ensure the goals of the overall program are met. SeaChange believes that the compensation program is centered on a pay-for-performance philosophy and is strongly aligned with the long-term interests of shareholders.

We believe that the historical payouts under our executive compensation incentive plan are evidence of the pay for performance structure of these plans. For example, no payouts were made under our fiscal 2015 performance-based incentive compensation plan based on the satisfaction of pre-established financial objectives, while payouts were made with respect to the satisfaction of individual performance criteria and through the exercise of discretion permitted under the plan, recognizing the substantial operational progress made in fiscal 2015. Similarly, no payouts have been made under our performance-based incentive compensation plans based on pre-determined Company financial objectives since payments made with respect to fiscal 2011, when financial results improved over those in fiscal 2010 and were above the revenue threshold and non-GAAP operating income target. We have made payments subsequent to fiscal 2011 based on the achievement of pre-established individual performance criteria, and with respect to fiscal 2013 and 2014, discretionary payments to recognize our substantial operational progress, including in transitioning to a software company.

We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and which includes the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 25 through 35 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. It is currently expected that stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s Annual Meeting in 2016.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Company’s executive compensation.

PROPOSAL NO. IV

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as SeaChange’s independent registered public accounting firm. The Board of Directors is seeking ratification of the Audit Committee’s selection of Grant Thornton LLP to continue to serve as the registered public accounting firm for the fiscal year ending January 31, 2015.

Independent Registered Public Accounting Firm for Fiscal 2016

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP, independent accountants, to serve as the registered public accounting firm for the fiscal year ending January 31, 2016.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

The Board of Directors has put the ratification of the selection of Grant Thornton LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with Grant Thornton LLP and will then take such action as it deems necessary.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for Services Provided by Grant Thornton LLP

The following table sets forth the aggregate fees for services provided by Grant Thornton LLP, SeaChange’s independent registered public accounting firm for the fiscal years ended January 31, 2015 and 2014.

	2015	2014
Audit Fees	$775,144	$818,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total:	$775,144	$818,300

Audit Fees. These are aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal year ended January 31, 2015, and for the fiscal year ended January 31, 2014 for (a) the annual audit of SeaChange’s financial statements for each such fiscal year including statutory audits of foreign subsidiaries and the accompanying attestation report regarding SeaChange’s internal control over financial reporting contained in SeaChange’s annual reports on Form 10-K, (b) reviews of the quarterly financial information included in SeaChange’s Quarterly Reports on Form 10-Q for each such fiscal year and (c) reviews of SEC filings.

The Audit Committee of the Board of Directors has determined that the provision of the services as set out above is compatible with maintaining Grant Thornton LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by Grant Thornton LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that Grant Thornton LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by Grant Thornton LLP.

OTHER MATTERS

Expenses and Solicitation

All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward the Notice and proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires SeaChange’s directors, executive officers and holders of more than 10% of SeaChange’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of SeaChange. Such persons are required by regulations of the SEC to furnish SeaChange with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended January 31, 2015, and written representations from certain Reporting Persons, SeaChange believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended January  31, 2015.

Certain Relationships and Related Transactions

SeaChange has adopted a written policy pursuant to the Amended and Restated Charter of the Audit Committee and the Charter of the Corporate Governance and Nominating Committee that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

On February 2, 2015, SeaChange completed its acquisition of TLL, LLC (“Timeline Labs”) pursuant to an Agreement and Plan of Merger, dated as of December 22, 2014 (the “Merger Agreement”). Upon closing of the transaction, Mr. Wilson, a former member, officer and manager of Timeline Labs, was elected to the Board of Directors of SeaChange. Mr. Wilson had no relationship with SeaChange prior to consummation of the transaction. The aggregate consideration payable pursuant to the Merger Agreement was $24.5 million which consisted of cash and shares of SeaChange common stock. Pursuant to the terms of the Merger Agreement, Mr. Wilson received, at closing, approximately $1.3 million in cash and $330,000 in shares, and is entitled to a portion of future payments pursuant to the Merger Agreement corresponding to his prior ownership in Timeline Labs.

Appendix A

SEACHANGE INTERNATIONAL, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

Article 1 - Purpose.

This 2015 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of SeaChange International, Inc. (the “Company”), a Delaware corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2 - Administration of the Plan.

The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3 - Eligible Employees.

All employees of the Company or any of its participating subsidiaries whose customary employment is more than twenty (20) hours per week shall be eligible to receive options under the Plan to purchase Common Stock (as defined herein), and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4 - Stock Subject to the Plan.

The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued Common Stock, par value $.01 per share (the “Common Stock”), or shares of Common Stock reacquired by the

Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 1,150,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5 - Payment Period and Stock Options.

Payment Periods shall consist of the six-month periods commencing on October 1 and April 1 and ending on March 31 and September 30, respectively.

Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase, on the last business day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 2,500 shares, on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last business day of such Payment Period. If the participant’s accumulated payroll deductions on the last business day of the Payment Period would enable the participant to purchase more than twenty-five thousand dollars ($25,000) worth of shares in the current calendar year, the excess of the amount of the accumulated payroll deductions over the annual twenty-five thousand dollars ($25,000) limit shall be promptly refunded to the participant by the Company, without interest. No employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last business day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

The Option Price per share for each Payment Period shall be eighty-five percent (85%) of the average market price of the Common Stock on the last business day of the Payment Period, rounded up to the nearest whole cent. The foregoing limitation on the number of shares subject to options and the Option Price shall be subject to adjustment as provided in Article 12. For purposes of the Plan, the term “average market price” on any date means (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Massachusetts.

Article 6 - Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the Section 423(b)(8) limitation described in Article 5. If the individual is not a participant on the last business day of a Payment Period, he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period.

Article 7 - Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A.	Stating the percentage to be deducted regularly from the employee’s pay;

B.	Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C.	Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company at least ten days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8 - Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than fifteen percent (15%) of the employee’s total compensation, including base pay or salary and any overtime, bonuses or commissions.

Article 9 - Change in Payroll Deductions.

Deductions may not be increased or decreased during a Payment Period. However, a participant may withdraw in full from the Plan.

Article 10 - Withdrawal from the Plan.

An employee may withdraw from the Plan (in whole but not in part) at any time prior to the last business day of a Payment Period by delivering a withdrawal notice to the Company, in which event the Company shall promptly refund the entire balance of the employee’s deductions not previously used to purchase stock under the Plan.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten days before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11 - Issuance of Stock and Stock Sale Restrictions.

Stock issued to participants under the Plan shall be electronically deposited as soon as practicable after each Payment Period into the participant’s Company E*Trade account. Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

The Committee shall have the sole and absolute discretion to impose a minimum holding period on stock purchased under this Plan (not to exceed twelve (12) months), during which each participant’s right to transfer or otherwise dispose of such shares will be restricted for the specified period of time. Any such holding period may be imposed or increased only for shares purchased during Payment Periods that begin after all eligible employees have been given notice of the new or increased holding period, which notice shall be given at least five (5) business days before the start of each Payment Period in which the shares that will be subject to such new or increased holding period may be purchased. Commencing with the first Payment Period beginning on October 1, 2015 and continuing until such time as the Committee shall determine otherwise, the Committee has instituted a twelve (12) month holding period commencing on the purchase date and continuing for a period of twelve (12) months thereafter. In the event that a participant’s employment with the Company or a participating subsidiary is terminated without cause or due to the death or disability of the participant, and the participant’s employment is not transferred to, and the participant is not otherwise employed by, any affiliate of the Company, the minimum holding period shall be and hereby is waived. In the event of any disagreement regarding the applicability of the foregoing provision, the determination of the Committee shall be conclusive. In the event of a Financial Hardship, a participant may seek a waiver of such minimum holding period by making a written request to the Committee. Whether a participant is granted a full or partial waiver under this provision shall be subject to the sole and absolute discretion of the Committee and shall be based on the facts and circumstances of each situation.

“Financial Hardship” means an immediate and heavy financial need of the participant (including the participant’s spouse or other dependents) as determined by the Committee, in its sole and absolute discretion, which may include, but is not limited to, the following: (i) certain medical expenses; (ii) costs relating to the purchase of a principal residence; (iii) tuition and related educational fees and expenses; (iv) payments necessary to prevent eviction from, or foreclosure on, a principal residence; (v) burial or funeral expenses; and (vi) certain expenses for the repair of damage to the participant’s principal residence. A financial need may be immediate and heavy even if it was reasonably foreseeable or voluntarily incurred by the participant.

Article 12 - Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A.	In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B.

In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity (x) in a merger, consolidation or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or resulting entity, (y) a sale of all or substantially all of the Company’s assets or (z) otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the Acquisition, of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to Code Section 423(b)(8) and fractional share limitations on the amount of stock a participant would be entitled to purchase, over (b) the result of multiplying such number of shares by such option price.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13 - No Transfer or Assignment of Employee’s Rights.

An option granted under the Plan may not be transferred or assigned and may be exercised only by the participant.

Article 14 - Termination of Employee’s Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to ninety (90) days, or for so long as the participant’s right to reemployment is guaranteed either by statute or by contract, if longer than ninety (90) days.

Article 15 - Termination and Amendments to Plan.

Unless terminated sooner as provided below, the Plan shall terminate on December 31, 2035. The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan, or (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code.

Article 16 - Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to the restrictions on sale in Article 11, any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMMON STOCK.

Article 17 - Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 18 - Optionees Not Stockholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19 - Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20 - Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two (2) years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21 - Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23 - Governing Law.

The validity and construction of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Article 24 - Approval of Board of Directors and Stockholders of the Company.

The 2015 Employee Stock Purchase Plan was adopted by the Board of Directors on May 19, 2015, and will be voted upon by the Stockholders of the Company at the Company’s 2015 Annual Meeting to be held on July 15, 2015.

Corporate Information

Board of Directors	Executive Officers

Thomas F. Olson	Jay Samit
Chairman of the Board	Chief Executive Officer

Mary Palermo Cotton	Anthony Dias
Steve Craddock	Chief Financial Officer,
Jay Samit	Senior Vice President & Treasurer
Edward Terino
Carmine Vona	David McEvoy
Royce E. Wilson	General Counsel,
Senior Vice President & Secretary

Headquarters

50 Nagog Park, Acton, Massachusetts 01720

T +1.978.897.0100  F +1.978.897.0132

STOCKHOLDER INFORMATION	TRANSFER AGENT AND REGISTRAR	OUTSIDE COUNSEL
Requests for information about	Computershare	Choate, Hall & Stewart
the Company and additional copies	250 Royall Street	Two International Place
of this document should be directed to:	Canton, MA 02021	Boston, MA 02110
	Toll Free (Domestic): 800.288.9541	T +1.617.248.5000
Investor Relations	TDD Hearing Impaired: 201.231.5469	F +1.617.248.4000
SeaChange International, Inc.	International Stockholders: +1 201.680.6578
50 Nagog Park	TDD International Stockholders: +1.201.680.6610
Acton, MA 01720	www.computershare.com
T +1.978.897.0100 F +1.978.897.0132
investorrelations@schange.com		ANNUAL MEETING OF
	INDEPENDENT ACCOUNTANTS	STOCKHOLDERS
More information is also available on	Grant Thornton, LLP	The Annual Meeting of
Our website: www.schange.com	75 State Street, 75th Floor	Stockholders of SeaChange
	Boston, MA 02109	International, Inc. will be held
STOCK TRADING INFORMATION	T +1.617.723.7900	on July 15, 2015 at 9am at the
SeaChange International’s common	F +1.617.723.3640	Company’s headquarters at
stock trades on the NASDAQ Stock	www.grantthornton.com	50 Nagog Park, Acton, MA.
Market under the symbol SEAC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report Combo are available at www.proxyvote.com.

SEACHANGE INTERNATIONAL, INC.

Annual Meeting of Stockholders to be held on July 15, 2015.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Anthony Dias and David McEvoy and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 15, 2015, at 9:00 a.m. local time, at SeaChange’s offices located at 50 Nagog Park, Acton, Massachusetts 01720, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 22, 2015, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR THE APPROVAL OF A NEW EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

SEACHANGE INTERNATIONAL, INC.

ATTN: DAVID L. MCEVOY

50 NAGOG PARK

ACTON, MA 01720

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SeaChange International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SeaChange International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M25766-P95550 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

To withhold authority to vote for any individual nominee(s), mark

“For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Class I Directors
Nominees :

1a. Jay Samit	☐	☐	☐

1b. Carmine Vona	☐	☐	☐

1c. Royce E. Wilson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

2. To adopt the SeaChange International, Inc. 2015 Employee Stock Purchase Plan:

For	Against	Abstain
☐	☐	☐

3. To adopt, on an advisory basis, a resolution approving the compensation of SeaChange’s named executive officers:

For	Against	Abstain
☐	☐	☐

4. To ratify the appointment of SeaChange’s independent registered public accounting firm, Grant Thornton LLP:

For	Against	Abstain
☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Date	Signature (Joint Owners)	Date